STONEGATE MORTGAGE CORPORATION REPORTS FIRST QUARTER 2014
FINANCIAL RESULTS

Indianapolis, Ind. - May 15, 2014 - Stonegate Mortgage Corporation ("Stonegate Mortgage" or the "Company") (NYSE: SGM), a leading, non-bank mortgage company focused on originating, financing and servicing U.S. residential mortgage loans, today reported results for the quarter ended March 31, 2014.

“Despite contracting industry volumes in the first quarter, we were pleased with our continued growth in originations and lock volumes" said Jim Cutillo, Chief Executive Officer of Stonegate Mortgage. "It is increasingly evident that our strategic focus on retail and small to mid-sized originators is resulting in higher gain on sale margins and greater wallet share.  Retail and wholesale continue to make up a larger percentage of our overall business, and we will continue to focus on integrating the previous acquisitions as well as looking for additional growth opportunities in these channels.”

The Company's servicing portfolio, as measured by unpaid principal balance ("UPB"), ended the first quarter 2014 at $14.1 billion, an increase of 18% from fourth quarter 2013 ending UPB of $11.9 billion, and up 144% over the first quarter 2013 ending UPB of $5.8 billion.

Mortgage loan origination volume grew modestly to $2.42 billion during the first quarter of 2014 compared to $2.38 billion in originations in the fourth quarter of 2013 and grew 27% from origination volume of $1.90 billion in the first quarter of 2013.

Revenues decreased 13% to $38.3 million in the first quarter of 2014 from $43.8 million in the fourth quarter of 2013 and were down 1% from $38.9 million in the first quarter of 2013, primarily due to a negative $7.9 million non-cash fair market value adjustment on the mortgage servicing rights due to changes in inputs and assumptions.

Net loss for the first quarter 2014 was $7.9 million, or $0.31 per diluted share, compared to net income of $2.1 million, or $0.08 per diluted share, in the fourth quarter of 2013 and $9.7 million, or $0.86 per diluted share in the first quarter of 2013. The decrease in net income during the first quarter of 2014 was driven primarily by a negative fair market value adjustment in the mortgage servicing rights valuation resulting in lower revenues and increased expenses associated with the ramp-up of our recently acquired retail and wholesale assets from Nationstar. The decrease in diluted earnings per share during the first quarter of 2014 was driven primarily by the decrease in net income and the dilution associated with higher weighted average shares outstanding during the first quarter of 2014 as a result of our equity offerings during the second and fourth quarters of 2013.

Adjusted net income1 was $3.4 million, or $0.13 per diluted share1, for the first quarter 2014, after excluding pre-tax non-cash mortgage servicing rights valuation adjustments of $7.9 million and adding certain other pre-tax non-cash expense items, ramp-up and other non-routine expenses totaling $10.5 million. Adjusted net income was $2.7 million, or $0.11 per diluted share, for the fourth quarter of 2013 and $6.1 million, or $0.54 per diluted share, for the first quarter 2013. Refer to page 7 for a reconciliation to the most directly comparable measures calculated in accordance with GAAP.

1 Adjusted net income and adjusted diluted earnings per share are considered non-GAAP financial measures. These non-GAAP financial measures are performance measures and are presented to provide additional information about our core operations. See page 7 of this release for a discussion of the use of these non-GAAP measures and a reconciliation of each of these non-GAAP measures to the most comparable measure prepared in accordance with GAAP.

Recent Developments

April 2014 Key Operating Highlights

•
Average mortgage loans locked per business day increased 25% to $68.9 million during the month of April 2014, compared with average locks per business day of $55.0 million during the first quarter of 2014.

•
Retail and wholesale locks represented 13% and 21%, respectively, of total lock volume during April 2014, compared with retail and wholesale locks of 12% and 20%, respectively, of total lock volume during the first quarter of 2014.

Conference Call and Webcast

The Company will host a conference call today, May 15, 2014, at 11:00 a.m. EDT in which management will discuss the first quarter earnings results.

To access the call please dial (877) 303-5863 from the United States, or (678) 304-6908 from outside the U.S. The conference call I.D. number is 30435070. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through June 15, 2014 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 30435070.

This call will also be available as a live webcast which can be accessed at Stonegate Mortgage's Investor Relations Website at http://investors.stonegatemtg.com/.

About Stonegate Mortgage Corporation

Founded in 2005, Stonegate Mortgage Corporation (NYSE: SGM) is a leading, publicly traded, non-bank mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage’s operational excellence, financial strength, dedication to customer service and commitment to technology have positioned the firm as a leading provider in the emerging housing finance market.

For more information on Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

Stonegate Mortgage Corporation
Key Operating Statistics
(Unaudited)

	Three Months Ended
(In millions)	March 31, 2014	December 31, 2013	March 31, 2013
Origination volume by channel:
Retail	$260.9	$131.9	$150.3
Wholesale	422.2	416.5	396.4
Correspondent	1,738.8	1,833.3	1,352.9
Total origination volume	$2,421.9	$2,381.7	$1,899.6

Average origination volume per business day	$39.7	$38.4	$30.2

Mortgage loan locks volume:
Mortgage loans locked	$3,464.5	$2,999.0	$2,534.0
Average mortgage loans locked per business day	$55.0	$46.9	$40.2

	As of
	March 31, 2014	December 31, 2013	March 31, 2013
Servicing portfolio	$14,102.8	$11,923.5	$5,775.3

Stonegate Mortgage Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2014	December 31, 2013	March 31, 2013
Revenues
Gains on mortgage loans held for sale	$28,631	21,942	$24,204
Changes in mortgage servicing rights valuation	(10,658)	2,773	4,090
Loan origination and other loan fees	5,077	5,589	4,648
Loan servicing fees	9,174	7,880	3,119
Interest income	6,077	5,661	2,821
Total revenues	38,301	43,845	38,882

Expenses
Salaries, commissions and benefits	33,420	23,871	14,493
General and administrative expense	8,209	8,059	3,602
Interest expense	3,813	3,454	3,073
Occupancy, equipment and communication	4,141	3,740	1,485
Provision for mortgage repurchases and indemnifications-change in estimate	395	610	—
Depreciation and amortization expense	1,083	830	384
Loss on disposal of property and equipment	91	80	—
Total expenses	51,152	40,644	23,037

(Loss) income before income tax expense	(12,851)	3,201	15,845
Income tax (benefit) expense	(4,967)	1,136	6,130
Net (loss) income	(7,884)	2,065	9,715
Less: preferred stock dividends	—	—	(19)
Net (loss) income attributable to common stockholders	$(7,884)	$2,065	$9,696

(Loss) earnings per share
Basic	$(0.31)	0.08	$3.42

Diluted	$(0.31)	0.08	$0.86

Stonegate Mortgage Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands, except share and per share data)	March 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$17,874	$43,104
Restricted cash	1,159	730
Mortgage loans held for sale, at fair value	834,915	683,080
Servicing advances	3,290	4,177
Derivative assets	14,895	19,673
Mortgage servicing rights, at fair value	192,470	170,294
Property and equipment, net	13,461	12,640
Goodwill	4,265	3,638
Intangible assets, net	5,179	5,434
Investment in closely held entity, at cost	240	440
Loans eligible for repurchase from GNMA	38,443	26,268
Warehouse lending receivables	24,203	12,089
Other assets	9,304	8,322
Total assets	$1,159,698	$989,889

Liabilities and stockholders' equity
Liabilities
Secured borrowings	$456,975	$342,393
Mortgage repurchase borrowings	288,470	223,113
Warehouse lines of credit	464	7,056
Operating lines of credit	10,716	6,499
Accounts payable and accrued expenses	29,489	37,052
Derivative liabilities	2,618	3,520
Reserve for mortgage repurchases and indemnifications	4,231	3,709
Due to related parties	—	608
Contingent earn-out liabilities	4,411	3,791
Liability for loans eligible for repurchase from GNMA	38,443	26,268
Deferred income tax liabilities, net	23,365	28,379
Total liabilities	859,182	682,388

Stockholders' equity
Common stock, par value $0.01, shares authorized - 100,000,000; shares issued and outstanding - 25,769,236 and 25,769,236	264	264
Additional paid-in capital	264,729	263,830
Retained earnings	35,523	43,407
Total stockholders' equity	300,516	307,501
Total liabilities and stockholders' equity	$1,159,698	$989,889

Stonegate Mortgage Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2014	2013
Operating Activities
Net (loss) income	$(7,884)	$9,715
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization expense	1,083	384
Loss on disposal of property and equipment	91	—
Gains on mortgage loans held for sale	(28,631)	(24,204)
Changes in mortgage servicing rights valuation	10,658	(4,090)
Provision for reserve for mortgage repurchases and indemnifications - change in estimate	395	—
Stock-based compensation expense	899	7
Deferred income tax (benefit) expense	(4,967)	6,130
Changes in contingent earn-out liabilities	42	—
Proceeds from sales and principal payments of mortgage loans held for sale	2,272,924	1,828,574
Originations and purchases of mortgage loans held for sale	(2,421,868)	(1,899,805)
Repurchase and indemnifications of previously sold loans	(1,469)	(45)
Changes in operating assets and liabilities:
Restricted cash	(429)	(2,870)
Servicing advances	887	(18)
Warehouse lending receivables	(12,114)	—
Other assets	(888)	(1,683)
Accounts payable and accrued expenses	(7,660)	5,920
Due to related parties	(608)	(39)
Net cash used in operating activities	(199,539)	(82,024)

Investing activities
Purchases of property and equipment	(1,550)	(1,652)
Purchase of assets in a business combination	(258)	—
Purchase of mortgage servicing rights	(1,622)	—
Net cash used in investing activities	(3,430)	(1,652)

Financing activities
Proceeds from borrowings under mortgage funding arrangements and operating lines of credit	5,061,958	124,814
Repayments from borrowings under mortgage funding arrangements and operating lines of credit	(4,884,194)	(48,439)
Payments of contingent earn-out liabilities	(25)	—
Proceeds from borrowing from stockholder	—	10,000
Preferred stock dividends	—	(19)
Net cash provided by financing activities	177,739	86,356

Change in cash and cash equivalents	(25,230)	2,680
Cash and cash equivalents at beginning of period	43,104	15,056
Cash and cash equivalents at end of period	$17,874	$17,736

Stonegate Mortgage Corporation
GAAP Reconciliation
(Unaudited)

We calculate adjusted net income and adjusted diluted earnings per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Adjusted net income and adjusted diluted earnings per share exclude certain items that we do not consider part of our core operating results, including changes in valuation inputs and assumptions on our MSRs, stock-based compensation expenses, ramp-up and other non-routine expenses associated primarily with our acquired Nationstar business and acquisition related costs. Ramp-up costs include the advance hiring of servicing and originations staff, recruiting expenses, travel, licensing and legal expenses. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for total revenues, income before income taxes, net income or diluted EPS prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. These non-GAAP financial measures are performance measures and are presented to provide additional information about our core operations.

	Three Months Ended
(In thousands, except per share data)	March 31, 2014	December 31, 2013	March 31, 2013
Net (loss) income	$(7,884)	$2,065	$9,715
Adjustments:
Changes in valuation inputs and assumptions on mortgage servicing rights	7,931	(5,169)	(5,890)
Stock-based compensation expense	899	837	7
Ramp-up and other non-routine expenses	9,593	5,247	36
Acquisition related costs	49	146	—
Tax effect of adjustments	(7,149)	(423)	2,210
Adjusted net income	$3,439	$2,703	$6,078

Diluted (loss) earnings per share	$(0.31)	$0.08	$0.86
Adjustments:
Changes in valuation inputs and assumptions on mortgage servicing rights	0.31	(0.21)	(0.52)
Stock-based compensation expense	0.04	0.03	—
Ramp-up and other non-routine expenses	0.37	0.21	—
Acquisition related costs	—	0.01	—
Tax effect of adjustments	(0.28)	(0.01)	0.20
Adjusted diluted earnings per share	$0.13	$0.11	$0.54

Forward Looking Statements

Various statements contained in this earnings release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward- looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this earnings release speak only as of the date of this earnings release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed in the “Risk Factors” section within our 2013 Annual Report on Form 10-K filed on March 14, 2014, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Media:
Sloane & Company (on behalf of Stonegate Mortgage Corporation)
Whit Clay
W: 212-446-1864
wclay@sloanepr.com
or
Investor:
Stonegate Mortgage Corporation
Michael McFadden
W: 317-663-5904
michael.mcfadden@stonegatemtg.com